                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           SOLA INTERNATIONAL INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                     N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                            SOLA INTERNATIONAL INC.
                        2420 Sand Hill Road, Suite 200
                         Menlo Park, California 94025

                               ----------------

                   Notice of Annual Meeting of Stockholders
                     To be held on Friday, August 18, 2000

                               ----------------

To the Stockholders of Sola International Inc.:

   Notice is hereby given that the Annual Meeting of Stockholders of Sola International Inc., a Delaware corporation, will be held at the Quadrus Conference Center, 2400 Sand Hill Road, Menlo Park, California 94025, on Friday, August 18, 2000 at 10:00 a.m. (local time) for the following purposes:

    1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

    2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on June 19, 2000 as the record date for determination of the stockholders entitled to notice and to vote at the Annual Meeting and only holders of record of the Company's common stock on said date will be entitled to receive notice of and to vote at the meeting.

   Stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy. The giving of your proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the proxy at any time before the closing of the polls at the meeting by delivery to the Company of a subsequently executed proxy or a written notice of revocation or by voting in person at the meeting. Attendance at the Annual Meeting will be limited to stockholders and invited guests of the Company.

                                          By order of the Board of Directors,

                                          Steven M. Neil
                                          Secretary

June 30, 2000


 PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED
 ENVELOPE.

                            SOLA INTERNATIONAL INC.

                               ----------------

                      PROXY STATEMENT IN CONNECTION WITH
                      THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON FRIDAY, AUGUST 18, 2000

                               ----------------

   This Proxy Statement is furnished to stockholders of Sola International Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Quadrus Conference Center, 2400 Sand Hill Road, Menlo Park, California 94025, on Friday, August 18, 2000, at 10:00 a.m. (local time), and any adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect Directors of the Company.

   Holders of record of outstanding shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at the close of business on June 19, 2000, are entitled to vote at the Annual Meeting or any adjournments thereof. Voting rights are vested exclusively in the holders of the Common Stock. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters to be voted upon. Shares held as treasury shares by the Company are not entitled to vote. As of the close of business on the record date, June 19, 2000, 24,725,016 shares of Common Stock were outstanding. This Proxy Statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended March 31, 2000 are being mailed on or about June 30, 2000 to each stockholder entitled to vote at the meeting.

                       VOTING AND REVOCATION OF PROXIES

   When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares of Common Stock will be voted for the election of the nominees set forth in the Proxy Statement as directors of the Company. If any other matter is properly presented for action at the meeting, the persons named in the enclosed proxy will vote on such matter in their discretion.

   The holders of a majority in number of the total outstanding shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the meeting and entitled to vote in the election will be required for the election of directors and the affirmative vote of a majority of the votes cast at the meeting and entitled to vote thereon will be required to act on all other matters to come before the Annual Meeting. Pursuant to the law of the State of Delaware, where the Company is incorporated, as well as the provisions of the Company's Certificate of Incorporation and By-Laws, abstentions, but not broker non-votes, will be counted as votes cast against the proposal being considered. Votes will be counted by employees of Boston Equiserve LP, the Company's independent transfer agent and registrar.

   Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

                             ELECTION OF DIRECTORS

   The Board of Directors currently consists of seven directors. Seven directors are to be elected at the Annual Meeting to hold office as directors until the 2001 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. All nominees have consented to be named and to serve if elected. If any one or more of the nominees is unable to serve or for good cause will not serve, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Each nominee will be elected if he receives the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock at the Annual Meeting.

   The Board of Directors proposes the election of the following directors of the Company for a term of one year. All of the nominees are presently directors of the Company. Set forth below for each nominee is his name, age, the year in which he became a director of the Company, all positions and offices with the Company which he holds, if any, his principal occupations during at least the last five years and any additional directorships in publicly-held companies or registered investment companies. References to the Company include the Company and its predecessors.

   Irving S. Shapiro, 83, has been Chairman of the Board of the Company since December 1994. Mr. Shapiro is Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP. He was Chairman and Chief Executive Officer of E.I. du Pont de Nemours and Company from 1974 to 1981. He is Chairman of the Advisory Board of Marvin & Palmer Associates, Inc., and is a director of J.P. Morgan Florida Federal Savings Bank and Gliatech, Inc.

   Jeremy C. Bishop, 50, has been a director of the Company and has served as Chief Executive Officer and President of the Company since April 2000. Prior to his appointment, he served as president of the American Optical Ophthalmic Business ("AO"), a position held since Sola's purchase of AO in June 1996. He joined AO in November 1990 as vice president of European operations.

   Douglas D. Danforth, 77, has been a director of the Company since December 1994. Mr. Danforth was Chairman and Chief Executive Officer of Westinghouse Electric Corporation from 1983 to 1987. He is a director of Daltile Inc. and Atlantic Express.

   Hamish Maxwell, 73, has been a director of the Company since December 1994. Mr. Maxwell was Chairman of the Executive Committee of the Board of Directors of Philip Morris Companies Inc. from September 1991 through April 1995 and was Chairman and Chief Executive Officer of such company from 1984 to 1991. He is Chairman of WPP Group plc.

   Jackson L. Schultz, 74, has been a director of the Company since November 1995. Mr. Schultz joined Wells Fargo Bank in 1970, retiring in 1990 as Senior Vice President responsible for Public and Governmental Affairs.

   Maurice J. Cunniffe, 67, has been a director of the Company since December 1996. He is Chairman and Chief Executive Officer of American Optical Corporation, a company of which he has been sole shareholder since 1982.

   A. William Hamill, 52, has been a director of the Company since December 1996. He is Executive Vice President and Chief Financial Officer of United Dominion Realty Trust, Inc., a position he has held since October 1999. Mr. Hamill was Executive Vice President and Chief Financial Officer of Union Camp Corporation from 1996 through April 1999. From 1993 through 1996, he was a partner in SCI Investors Inc. and a director of Custom Papers Group Inc. From 1991 to 1993, he was Senior Vice President and Chief Financial Officer of Specialty Coatings International Inc. From 1975 through 1990, Mr. Hamill was with Morgan Stanley & Co. Incorporated, where he was a Managing Director.

                       INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS AND COMMITTEES

   The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and two standing committees: Audit and Compensation. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

Board Meetings and Committees

   The Board of Directors of the Company held seven meetings during fiscal 2000. Each current director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he served as a director and (ii) meetings of all committees held during the period for which he served on those committees.

   The Compensation Committee is responsible for executive compensation, including setting the Company's compensation philosophy and policies, recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for all other executive officers. The Compensation Committee is also responsible for administering the Company's executive compensation plans and programs, including the Sola Investors Inc. Stock Option Plan, the Sola International Inc. Stock Option Plan and the Management Incentive Plan. The Committee consists of Hamish Maxwell (Chairman), Irving S. Shapiro and A. William Hamill. The Committee held two meetings during fiscal 2000.

   The Audit Committee's principal functions are to review the scope of the annual audit of the Company by its independent auditors, review the annual financial statements of the Company and the related audit report of the Company as prepared by the independent auditors, recommend the selection of independent auditors each year and review the Company's internal controls and accounting policies and procedures. The Audit Committee reports its findings and recommendations to the Board of Directors for appropriate action. The Audit Committee consists of Douglas D. Danforth (Chairman), Jackson L. Schultz and Irving S. Shapiro, who are not executive officers or employees of the Company or any of its subsidiaries. The Company's Audit Committee held two meetings during fiscal 2000.

Compensation Committee Interlocks and Insider Participation

   Decisions with respect to compensation are made by the Compensation Committee of the Company. The members of the Compensation Committee as of March 31, 2000 were Hamish Maxwell, Irving S. Shapiro and A. William Hamill.

Director Compensation

   Directors who are full time employees of the Company receive no compensation for serving on the Board of Directors or its committees. During fiscal 2000, non-employee directors received an annual fee of $20,000, except for the Chairman who received an annual fee of $40,000, and $500 for each Board meeting attended. The same fee structure will be continued for fiscal 2001. Directors are permitted to receive all or a portion of their annual retainer fee in the form of options to acquire shares of Common Stock. Directors are reimbursed for traveling costs and other out-of-pocket expenses incurred in attending meetings. Directors who serve on the Audit Committee or the Compensation Committee receive no additional compensation for committee meetings held on the same date as a Board meeting and received $500 in fiscal 2000 (and will receive $500 in fiscal 2001) for each committee meeting held on a date on which there is or was no Board meeting. During fiscal 2000, Messrs. Cunniffe and Hamill were paid $5,000 each in connection with special board committee work performed.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock (based on a review by the Company of filings with the Securities and Exchange Commission), (b) each director of the Company, (c) each of the executive officers named in the Summary Compensation Table and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

                                                  Number of Shares  Percentage
                     Name                        Beneficially Owned of Class(1)
                     ----                        ------------------ ----------
Beneficial Owners:
Dimensional Fund Advisors (2)..................      1,561,800         6.3
R. Eliot King & Associates (3).................      1,400,000         5.6
T. Rowe Price Associates, Inc. (4).............      1,292,000         5.2
Cumberland Associates LLC (5)..................      1,234,000         5.0

Directors:
Irving S. Shapiro (6)..........................         34,364          *
Jeremy C. Bishop (7)...........................        339,800          *
Douglas D. Danforth (8)........................         18,881          *
Hamish Maxwell (9).............................         56,516          *
Jackson L. Schultz (10)........................         15,783          *
Maurice J. Cunniffe (11).......................        334,115         1.3
A. William Hamill (12).........................          9,515          *

Named Executive Officers:
James H. Cox (13)..............................        154,849          *
Steven M. Neil (14)............................        123,100          *
Stephen J. Lee (15)............................        117,019          *
John E. Heine (16).............................        476,636         1.9
Alan S. Vaughan (17)...........................         90,356          *
Theodore Gioia.................................            --           *
All directors and executive officers as a group
 (13 persons)..................................      1,585,334         5.9

--------
* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.
 (1) Based on 24,859,516 shares of Common Stock (excluding treasury shares) outstanding on May 30, 2000. Calculations of percentage of beneficial ownership assume the exercise by only the respective named stockholder of all options for the purchase of Common Stock held by such stockholder which are exercisable within 60 days of May 30, 2000.
 (2) Pursuant to a Schedule 13F filed March 30, 2000, Dimensional Fund Advisors indicated that it had sole power to vote 1,561,800 shares of Common Stock and sole power to dispose of 1,561,800 shares of Common Stock. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
 (3) Pursuant to a Schedule 13F filed March 31, 2000, R. Eliot King & Associates indicated that it had sole power to vote 1,400,000 shares of Common Stock and sole power to dispose of 1,400,000 shares of Common Stock. The address of R. Eliot King & Associates is 3000 Sand Hill Road, Building 2, Suite 245, Menlo Park, CA 94025.

 (4) Pursuant to a Schedule 13F filed March 31, 2000, T. Rowe Price Associates, Inc. indicated that it had sole power to vote 1,292,000 shares of Common Stock and sole power to dispose of 1,292,000 shares of Common Stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.
 (5) Pursuant to a Schedule 13F filed March 31, 2000, Cumberland Associates LLC indicated that it owned 1,234,000 shares of common stock. The address of Cumberland Associates LLC is 1114 Avenue of the Americas, New York, NY 10038.
 (6) Mr. Shapiro's shares are held by a trust of which Mr. Shapiro is both trustee and sole beneficiary. Includes 15,153 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
 (7) Includes 96,840 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
 (8) Includes 2,062 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
 (9) Includes 1,516 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
(10) Includes 7,783 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
(11) Includes 5,515 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
(12) Includes 5,515 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
(13) Includes 116,270 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
(14) Includes 56,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
(15) Includes 84,457 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.
(16) Includes 397,261 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000 and 79,375 shares of Common Stock held by a trust for which Mr. Heine and members of his family are trustees and beneficiaries.
(17) Includes 69,072 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 2000.

                      COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

   The following table sets forth in summary form all compensation for all services rendered in all capacities to the Company paid or accrued during the fiscal year ended March 31, 2000 ("fiscal 2000"), the fiscal year ended March 31, 1999 ("fiscal 1999") and the fiscal year ended March 31, 1998 ("fiscal 1998"), to the Chief Executive Officer of the Company and the four other most highly compensated individuals who were serving as executive officers of the Company on March 31, 2000 (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                                                          Long Term
                                                                         Compensation
                                                                            Awards
                                                                         ------------
                                          Annual Compensation             Securities
                                ----------------------------------------  Underlying   All Other
  Name and  Principal    Fiscal                         Other Annual       Options/   Compensation
        Position          Year  Salary ($) Bonus ($) Compensation (1)($)   SARs (#)      (2)($)
  -------------------    ------ ---------- --------- ------------------- ------------ ------------
John E. Heine(6)........  2000   $541,193       --        $ 58,312(3)          --        $6,323
 President and Chief      1999    541,193  $ 46,079         69,294(3)          --         6,786
 Executive Officer        1998    517,221   607,716         85,185(3)          --         5,674

James H. Cox............  2000   $315,159  $ 27,943            --              --        $6,881
 Executive Vice           1999    315,159    29,786            --              --         7,931
 President, Business and  1998    314,952   347,828            --              --         7,161
 Product Development

Steven M. Neil..........  2000   $250,000  $ 17,787            --           30,000       $5,800
 Executive Vice           1999    250,000    17,656       $304,939(4)        5,000        1,566
 President, Secretary     1998    117,468   102,575         50,354(4)       80,000          782
 and Treasurer

Stephen J. Lee..........  2000   $261,251  $ 17,672       $ 59,712(5)          --        $5,850
 Vice President, Human    1999    261,251    17,541         57,389(5)          --         6,446
 Resources                1998    247,056   216,904         74,275(5)          --         5,827

Theodore Gioia(7).......  2000   $203,548       --             --              --        $5,305
 Vice President,          1999    193,856  $ 13,691            --              --         5,257
 Strategic Planning       1998    188,264   166,847            --              --         5,416

Alan S. Vaughan(8)......  2000   $140,943  $ 12,162            --              --           --
 Vice President,          1999    154,392    10,976            --              --           --
 European Operations      1998    151,472   234,498            --              --           --

--------
(1) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.
(2) Reflects payments made in fiscal 2000 by the Company (i) as matching contributions under the Sola Optical USA 401(k) Savings Plan on behalf of Messrs. Cox, Neil, Lee and Gioia in the amount of $4,800, $4,800, $4,800 and $4,800, respectively, and (ii) for term life insurance benefits for Messrs. Heine, Cox, Neil, Lee and Gioia in the amounts of $6,323, $2,081, $1,000, $1,050 and $505, respectively.
(3) Includes payments to Mr. Heine for expatriate accommodation allowances in the amount of $38,461 for fiscal 2000, $38,461 for fiscal 1999 and $52,884 for fiscal 1998.
(4) Includes $154,733 during fiscal 1999, and $32,543 in fiscal 1998, paid to Mr. Neil for the reimbursement of relocation costs.
(5) Includes payments to Mr. Lee for expatriate accommodation allowances in the amount of $25,739 for fiscal 2000, $25,739 for fiscal 1999 and $35,391 for fiscal 1998.

(6) Mr. Heine was terminated as President and Chief Executive Officer of the Company effective March 31, 2000. Jeremy C. Bishop was appointed President and Chief Executive Officer effective April 1, 2000. Mr. Bishop was not a Named Executive Officer of the Company for fiscal 2000.
(7) Mr. Gioia resigned as Vice President, Strategic Planning in December 1999 and was not considered an Executive Officer of the Company at March 31, 2000.
(8) Mr. Vaughan is compensated in Irish Punt. The average exchange rates used during fiscal 2000, 1999 and 1998 were U.S. Dollar 1.310, 1.435 and 1.460 respectively per Irish Punt.

Option Grant Table

   This table sets forth information concerning individual grants of stock options made during fiscal 2000 to each of the named executive officers.

                       Option Grants in Last Fiscal Year

                                                                    Potential
                                                                Realizable Value
                                                                at Assumed Annual
                                                                 Rates of Stock
                                                                      Price
                                                                appreciation for
                                Individual Grants                Option Term (2)
                   -------------------------------------------- -----------------
                                % of Total
                    Number of   Option/SARs
                   Securities   Granted, to
                   Underlying    Employees  Exercise
                   Option/SARs   in Fiscal  or Base  Expiration
      Name           Granted       Year      Price      Date       5%      10%
      ----         -----------  ----------- -------- ---------- -------- --------
John E. Heine....       --          --          --         --        --       --
James H. Cox.....       --          --          --         --        --       --
Steven M. Neil...    30,000(1)      5.0%    $16.875  8/13/2009  $318,150 $807,000
Stephen J. Lee...       --          --          --         --        --       --
Theodore Gioia...       --          --          --         --        --       --
Alan S. Vaughan..       --          --          --         --        --       --

--------
(1) The option will become exercisable with respect to one-fifth of the shares covered thereby on August 14, 2000, 2001, 2002 and 2003. One-fifth is exercisable immediately. In the event of a change in control of the Company the option will become fully vested and immediately exercisable.
(2) The 5% and 10% annual rates of appreciation are over the term of the option outstanding as of the end of fiscal year 2000 which is ten years from the date of grant, and such assumed rates are set forth in accordance with rules and regulations adopted by the SEC and do not represent the Company's estimate of stock price appreciation.

Option Exercise Table

   This table sets forth information concerning each exercise of stock options during the last completed fiscal year by each of the named executive officers and the number of shares covered by both exercisable and unexercisable options to acquire Common Stock granted to the Named Executive Officers under the Company's option plans as of March 31, 2000.

                       Fiscal Year End Option/SAR Values

                                                           Number of Securities
                          Number of Shares                Underlying Unexercised   Value of Unexercised In-
                            Acquired on                   Options/SARs at Fiscal   the-Money Options/SARs at
                            Exercise of        Value             Year-End             Fiscal Year-End(1)
                         Options/Redemption   Realized   ------------------------- -------------------------
          Name                of SARs       Options/SARs Exercisable Unexercisable Exercisable Unexercisable
          ----           ------------------ ------------ ----------- ------------- ----------- -------------
John E. Heine...........          --              --       397,261         --          --           --
James H. Cox............          --              --       116,270       1,000         --           --
Steven M. Neil..........          --              --        56,000      59,000         --           --
Stephen J. Lee..........          --              --        84,457         --          --           --
Theodore Gioia..........       67,747         $81,705          --          --          --           --
Alan S. Vaughan.........          --              --        69,072         --          --           --

--------
(1) All of the exercisable and unexercisable options held by John E. Heine, James H. Cox, Steven M. Neil, Stephen J. Lee and Alan S. Vaughan have exercise prices higher than the stock price as of March 31, 2000 and therefore are not in-the-money options at fiscal year-end.

Employment Agreements

   Prior to his resignation from the Company effective March 31, 2000, Mr. Heine and the Company were parties to a Severance Agreement dated November 20, 1996 ("Severance Agreement"). Pursuant to this agreement if the Company elected to terminate Mr. Heine's employment other than for Cause (defined as willful misconduct, neglect of duties, or any act or omission, any or all of which materially adversely affected the Company's business; or conviction of a felony) or if Mr. Heine terminated his employment under certain circumstances, the Company was required to continue his compensation, including annual salary and an average of the last three years Management Incentive Plan payments made to him, for a 24 month period. In addition, for a 24 month period Mr. Heine could continue to participate in any and all benefit plans the Company regularly provided its other executives, including, but not limited to, health, dental, vision, pension and other retirement plans, and could receive outplacement assistance and consultation up to a maximum of $25,000. If, within two years of a change of control (as defined in the agreement), the Company elected to terminate Mr. Heine's employment other than for Cause or if Mr. Heine terminated his employment with the Company under certain circumstances, the Company was required to pay Mr. Heine in cash an amount equal to 2.99 times the sum of the amount of Mr. Heine's annual salary in effect immediately prior to the date of such termination plus the average of the Management Incentive Plan compensation paid to him over the immediately prior three years. The agreement also contained covenants not to compete, covenants not to solicit, and invention assignment and confidentiality clauses. In connection with his resignation on March 31, 2000, Mr. Heine and the Company entered into a Separation Agreement ("Separation Agreement") pursuant to which Mr. Heine received severance benefits payable under a Severance (as defined in his Severance Agreement). As a result of his resignation, Mr. Heine is no longer party to either the Severance Agreement or the Separation Agreement.

   The Company and each of Messrs. Cox, Lee, and Neil are parties to a severance agreement. Pursuant to this agreement, each executive will be entitled to receive severance benefits if the executive's employment with the Company is terminated for any reason other than "cause," if the executive is regularly assigned duties that materially diminish his position as an executive or in certain other circumstances. The term "cause" includes (i) willful misconduct, neglect of duties or any act or omission any or all of which materially adversely affects the Company's business or (ii) conviction of a felony. The executive will not be entitled to severance benefits if he freely resigns his employment with the Company.

   The severance benefits provided by these severance agreements include (1) the executive's annual salary immediately prior to the termination of employment, plus the average of management incentive plan compensation paid over the three immediately preceding years, which will be received for the longer of 12 months or one month per completed year of service up to a maximum of 18 months, (2) any and all benefit plans the Company regularly provides its other executives or employees including, but not limited to, health, dental, vision, pension or other retirement plans, for the longer of 12 months or one month per completed year of service, up to a maximum of 18 months and (3) outplacement assistance in the form of professional consultation and administrative assistance up to a maximum of $25,000.

   The Company entered into a letter agreement with Mr. Steven Neil on September 2, 1997. Pursuant to this agreement Mr. Neil was employed as Executive Vice President and Chief Financial Officer of the Company. The agreement provided that Mr. Neil would receive a $250,000 annual salary, subject to discretionary review increases annually. The agreement also provided that Mr. Neil would participate in the Company's management incentive plan and other medical, insurance and benefit plans. Under the terms of the agreement, the Company loaned Mr. Neil $300,000, interest free, structured as an IRS Relocation Loan. The Company also made an equity investment in Mr. Neil's home in the amount of $745,000.

Pension Plans

   Prior to the sale by Pilkington plc of the Company in December 1993, Mr. Cox and Mr. Gioia were participants in the Pilkington Visioncare Pension Plan. In December 1993 the Company implemented the Sola Optical Pension Plan, which is currently intended, together with the Pilkington Visioncare Pension Plan, to provide substantially the same benefit that would have been payable had Mr. Cox and Mr. Gioia continued active participation under the Pilkington Visioncare Pension Plan, as it existed on December 1, 1993, until retirement. To that end, retirement benefits under the basic formula of the Sola Optical Pension Plan currently are substantially identical to the Pilkington Visioncare Pension Plan for a given level of compensation and service.

   Prior to his resignation effective March 31, 2000, Mr. Heine did not participate in the Sola Optical Pension Plan. In lieu of his participation in the Sola Superannuation Plan (in Australia), Mr. Heine earned an equivalent pension under a separate Expatriate Superannuation Agreement with the Company. Under this agreement, the Company was required to make a lump sum payment for the benefit of Mr. Heine upon his termination of service or retirement from the Company based on the benefits he would have accrued under the Sola Superannuation Plan had he continued his participation therein. Payments under the Sola Superannuation Plan generally are based on years of service and final average compensation. In connection with Mr. Heine's resignation, a lump sum benefit, including benefits accrued by Mr. Heine as a member of the Sola Superannuation Plan prior to his relocation to Menlo Park, California, will be paid in the amount of Australian $1,078,320 (U.S.$642,239 based on a conversion rate of Australian $1.679 to the U.S.$).

   Mr. Lee did not participate in the Pilkington Visioncare Pension Plan; however, he does participate in the Sola Optical Pension Plan. Mr. Vaughan is a participant in the Sola ADC Lenses, Ltd Executive Pension Plan. Assuming retirement at age 65, Mr. Vaughan will receive an annual pension benefit from the Company of approximately 66% of the average of the last three year's of pensionable salary, or approximately $162,000.

   The following table shows estimated annual benefits payable upon retirement to Messrs. Cox, Neil and Lee under the Sola Optical Pension Plan in combination (to the extent applicable) with the Pilkington Visioncare Pension Plan. The Sola Optical Pension Plan will provide the amount of the benefit to Mr. Cox in excess of a portion of the amount accrued by him under the Pilkington Visioncare Pension Plan as of December 1, 1993; assuming retirement at age 65, the amount of annual benefit payable by the Pilkington Visioncare Pension Plan to Mr. Cox which will be offset from the Sola Optical Pension Plan will be $16,929. As a result of his resignation in December, 1999, Mr. Gioia will be paid an annual pension benefit of $4,610 or $21,492 depending on whether Mr. Gioia elects to receive such benefits starting at age 50 or age 65. Assets of the Pilkington Visioncare Pension Plan were not transferred to the Company from Pilkington in connection with the sale of the Company from Pilkington and the Company has no obligation under the Pilkington Visioncare Pension Plan.

                              Pension Plan Table

                                                    Years of Service
                                         ---------------------------------------
Remuneration                               15      20      25      30      35
------------                             ------- ------- ------- ------- -------
$125,000................................ $26,370 $35,159 $43,949 $52,739 $61,529
 150,000................................  32,092  42,789  53,487  64,184  74,882
 175,000................................  33,466  44,621  55,776  66,931  78,086
 200,000................................  33,466  44,621  55,776  66,931  78,086
 225,000................................  33,466  44,621  55,776  66,931  78,086
 250,000................................  33,466  44,621  55,776  66,931  78,086
 300,000................................  33,466  44,621  55,776  66,931  78,086
 350,000................................  33,466  44,621  55,776  66,931  78,086
 400,000................................  33,466  44,621  55,776  66,931  78,086
 450,000................................  33,466  44,621  55,776  66,931  78,086
 500,000................................  33,466  44,621  55,776  66,931  78,086

   The years of credited service as of March 31, 2000 for Messrs. Cox, Neil, Lee, Gioia and Vaughan are 14.25, 2.47, 6.25, 10.56 and 22 respectively.

   Benefits under the Sola Optical Pension Plan are not offset by Social Security benefits. The amounts shown are based upon certain assumptions, including retirement of the employee at exactly age 65 on March 31, 2000 and payment of the benefit under the basic form of the Sola Optical Pension Plan, a single life annuity for the life of the participant. The amounts will change if the payment is made under any other form permitted by the Sola Optical Pension Plan, or if an employee's retirement occurs after March 31, 2000, since the Social Security Wage Base of such an employee (one of the factors used in computing the annual retirement benefits) will reflect higher Social Security tax bases for years after 2000. The Sola Optical Pension Plan provides a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.

   The remuneration levels shown represent the five year average of annual compensation covered by the Sola Optical Pension Plan as of March 31, 2000. Compensation covered by the Sola Optical Pension Plan includes regular base salary, hourly wages, shift differentials, overtime, vacation and sick leave pay, commissions, sales bonus, amounts deferred under any tax qualified plan of the Company and amounts paid pursuant to management bonus plans or other formally adopted incentive compensation plans. The current compensation covered by the Sola Optical Pension Plan for Messrs. Cox, Lee and Gioia differs substantially (by more than 10%) from that set forth in the Summary Compensation Table under the aggregate of the "Salary" and "Bonus" columns because the amount of compensation which may be covered under a tax qualified pension plan is limited by the Internal Revenue Code.

   The pension amounts shown for remuneration in excess of the compensation cap ($160,000 for 1999) are based upon the compensation cap in each year, as required by law. The IRC Section 415 defined benefit limit was $135,000 for 2000, but it did not provide any further limitation on the amounts calculated.

                       COMPENSATION COMMITTEE REPORT ON
                           COMPENSATION OF EXECUTIVE
                            OFFICERS OF THE COMPANY

   The Company's Compensation Committee is responsible for executive compensation, including setting the Company's compensation philosophy and policies, recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for the other executive officers. The Compensation Committee is also responsible for administering the Company's executive compensation plans and programs, including the Company's stock option plans. The Compensation Committee reviews the Company's executive compensation program on at least an annual basis to ensure that the program continues to meet the goals of its compensation policy.

Compensation Policy

   The Compensation Committee has designed the Company's executive compensation program (i) to attract qualified executive officers from a global pool of talent, (ii) to reward, motivate and retain the Company's executive officers and (iii) to align the interests of its executive officers with those of the Company's stockholders by linking the executives' annual cash and long-term incentive compensation to Company performance.

   The Company's compensation program consists of three basic components: base salary; annual cash incentive-based compensation; and long-term compensation in the form of stock options. The Compensation Committee's goal has been to base a greater portion of the executives' compensation on Company performance. The Company also provides perquisites to its executive officers to maintain the Company's competitive status in attracting and retaining executive officers in a competitive global market.

Base Salary

   The Compensation Committee reviews base salary levels of the executive officers annually. Adjustments, if any, are made effective April 1. Salary ranges for each executive officer are determined by the Compensation Committee using a two-step process. First, the level and functional responsibilities of the position held by each executive officer is evaluated using the Hay Guide Chart Job Evaluation Method. Second, based on such evaluation, salary ranges for each position are determined using marketplace data provided by Hay Management Consultants and periodically cross-checked with other market surveys published by Mercer, Cullen-Egan-Dell and other compensation consultants. Historically, a mid-point base salary has been established around the 75th percentile among a select group of companies, with a minimum salary at 80% of the mid-point and a maximum salary at 120% of the mid-point. An executive officer's progression through the salary range is based upon the Compensation Committee's evaluation of the individual's job performance. With the exception of Mr. Gioia who received a salary increase of 5%, no executive officer received a salary increase in fiscal 2000.

   The group of companies to which the Company compares itself with respect to base salary compensation of its executives is not the same as the group to which it compares itself on the Performance Graph. For the U.S. market the comparison group for base salary purposes is comprised of visioncare, healthcare and technology companies whose businesses are concentrated on the west coast of the United States. The Compensation Committee selected these companies because it believes that they are the companies with respect to which the Company must remain competitive in order to attract and retain qualified executives to work at its Northern California locations. For other market places worldwide the comparison group consists of all multinational and medium to large local companies in the specific market place. The comparison group used in the Performance Graph is comprised of the Company's worldwide competitors.

Annual Cash Incentive Compensation

   The Compensation Committee views the annual cash incentive compensation component of its program as a significant element in attaining its goal of closely linking Company performance with executive compensation by providing additional annual cash compensation based on the Company's achievement of objective financial performance targets.

   In 1999, the Compensation Committee, with the approval of the Board of Directors and subsequent ratification by shareholders at the fiscal 1999 Annual General Meeting, adopted the Sola International Inc. Management Incentive Plan (the "Plan") for fiscal years commencing after fiscal 1999 to provide annual performance-based cash bonuses to officers designated by the Compensation Committee. Under the Plan, each designated officer has the opportunity to receive a performance-based cash bonus based on the Company's achievement of certain pre-established performance targets based on one or more performance criteria. The Committee will prepare schedules with respect to each performance period, which will be treated as part of the Plan for that performance period, setting forth each participant's target award percentages and each participant's performance targets for that performance period.

   The Compensation Committee establishes target award percentages for each participant, which is the percentage of a participant's salary that will be awarded depending on the percentage of the performance target which is attained. The Compensation Committee will determine whether to establish maximum target award percentages. The maximum award which any participant may receive in a fiscal year under the Plan is $2 million. The Compensation Committee does not have discretion to increase the amount of a participant's award payable under the plan after the establishment of the relevant performance targets and target award percentages. Awards are paid annually upon certification by the Compensation Committee of achievement of the relevant performance targets at such time and in such manner as the Compensation Committee shall determine.

   The amount of an executive's bonus for fiscal 2000 was based on the Company's level of achievement measured against its pre-established performance targets. A bonus equal to 12% of the target bonus amount was payable if 95% of the performance targets for working capital for fiscal 2000 were achieved. A bonus equal to 28% of the target bonus was payable if "trading profit" attained fiscal 1999 levels. A bonus in excess of 100% of the target bonus amount was payable if greater than 100% of the performance targets was achieved. No bonus was payable if the Company did not achieve at least 95% of its performance targets for working capital, and no bonus was payable if fiscal 1999 "trading profit" was not achieved.

   Prior to the commencement of fiscal 2000, the Compensation Committee maintained target bonus awards equal to 80% of base salary for Mr. Heine, 70% of base salary for Mr. Cox and 60% of base salary for each of the other executive officers, in each instance payable only upon attainment of 100% of the performance targets. The Compensation Committee determined such percentages to be appropriate based on market surveys of executive compensation, including the Executive Compensation Reports published by Hay Management Consultants.

   Based on the Company's performance for fiscal 2000, Messrs. Cox, Neil, Lee and Vaughan respectively, realized bonus awards equal to approximately 8.9%, 7.1%, 6.8% and 8.6% of their base salary.

Stock Option Plans

   The Compensation Committee believes that the stock option component of its executive compensation program causes the executives' interests to be more closely aligned with those of the Company's stockholders because the value of the options is linked directly to the price of the Company's stock. The Compensation Committee awarded stock options to the executive officers prior to fiscal 1995 under the Company's then existing stock option plan. Such plan has been amended to provide that no options would be granted thereunder after February 28, 1995 and the International Stock Option Plan has been adopted by the Company.

   In light of previous awards made to Mr. Heine and the other named executive officers, the Compensation Committee determined that it was not appropriate to grant such persons options under the International Stock Option Plan during fiscal 2000, except for Mr. Neil, who was granted options to purchase 30,000 shares at an option exercise price of $16.875 per share.

   In fiscal 1998 the Board of Directors amended the Sola International Inc. Stock Option Plan to provide for the issuance of an additional 1,690,000 shares of Common Stock, which was ratified by the shareholders at the fiscal 1998 Annual General Meeting. The amendment has enabled the Compensation Committee to make option grants to current optionholders and an expanded group of key management worldwide as well as to attract and retain executive officers.

Perquisites

   The Company provides a company car allowance and supplemental medical coverage to certain named executive officers and an ex-patriate allowance for housing to each named executive officer who has relocated to California from outside the United States. The foregoing perquisites are provided to executive officers because the Compensation Committee believes that they are necessary to attract and retain executive talent in a global market.

CEO Compensation

   The Compensation Committee determined Mr. Heine's compensation on the same basis and under the same philosophy it used in determining the compensation of other executive officers. As discussed above, the goal of the Compensation Committee is to link a significant portion of the compensation of its executive officers, including the President and Chief Executive Officer, to Company performance. In fiscal 2000 Mr. Heine's salary was not increased and he received no bonus award. In light of the stock option awards made in December 1993 the Compensation Committee determined no stock option awards were appropriate for Mr. Heine in fiscal 2000.

   Upon his promotion to President and Chief Executive Officer, the Compensation Committee established Jeremy C. Bishop's base salary at $400,000 per year effective April 1, 2000. The Compensation Committee believes that this base salary appropriately reflects Mr. Bishop's responsibilites in his new position. The Compensation Committee also awarded Mr. Bishop 250,000 stock options with an exercise price of $6.25 per share.

Section 162(m)

   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction to any publicly-held corporation for compensation paid in excess of $1 million in a taxable year to its chief executive officer or any of the four other most highly-compensated executive officers employed by the Company on the last day of its taxable year.

   The Company has structured and administered its management incentive plan and stock option plans with the intent that compensation paid to the executive officers thereunder will not be subject to the deduction limitation of Section 162(m).

                                          Respectfully submitted,

                                          Hamish Maxwell, Chairman
                                          Irving S. Shapiro
                                          A. William Hamill

                               PERFORMANCE GRAPH

   The following graph compares the cumulative total return on $100 invested on February 23, 1995 in each of the Common Stock of the Company, Standard & Poor's 500 Index and the Dow Jones World Stock Index--Medical Supplies, the latter of which the Company finds representative given the inclusion of certain competitors of the Company in such index. The return of the Standard & Poor's 500 Index is calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers the period from February 23, 1995, when the Company's Common Stock was first offered to the public, through March 31, 2000. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                     Comparison of Cumulative Total Return
               of Sola International Inc., S&P 500 and Dow Jones
                      World Stock Index - Medical Supplies

                              [PERFORMANCE GRAPH]

                                 SOLA                               DJWSI-
Measurement Period               INTERNATIONAL                      MEDICAL
(Fiscal Year Covered)            INC.                 S&P 500       SUPPLIES
---------------------            -------------        ---------     ----------
Measurement Pt-03/31/95          $100                 $100         $100
FYE 03/31/96                     $144.7               $128.8       $120.5
FYE 03/31/97                     $107.6               $151.1       $147.5
FYE 03/31/98                     $192.7               $219.8       $179.5
FYE 03/31/99                     $56.1                $256.6       $218.2
FYE 03/31/00                     $21.9                $291.5       $172.1

                             CERTAIN TRANSACTIONS

   The Company has entered into agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. The Company has also purchased directors and officers insurance for its directors and executive officers.

   The Company and Mr. Steven M. Neil, Executive Vice President, Finance, Chief Financial Officer, Secretary and Treasurer, entered into an employment agreement dated September 2, 1997. Under the terms of the agreement, amongst other things, the Company loaned Mr. Neil $300,000, interest free, structured as an IRS Relocation Loan.

   The Company rents certain premises in Southbridge, Massachusetts from a company owned by Mr. Maurice Cunniffe, a Director of the Company. Rents payable under the terms of the rental agreement during fiscal 2000 amounted to approximately $579,000.

                               RELATIONSHIP WITH
                            INDEPENDENT ACCOUNTANTS

   Effective November 10, 1999 the Company elected not to extend the engagement of Ernst & Young LLP as the Company's independent accountants. The decision to change independent accountants was approved by the Board of Directors upon recommendation of the Audit Committee. The firm of PricewaterhouseCoopers LLP was selected as the Company's new independent accountants effective November 10, 1999 and served as the Company's independent accountants for the fiscal year ended March 31, 2000. The Board of Directors, upon the recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 31, 2001.

   The reports of Ernst & Young LLP on the Company's consolidated financial statements for the fiscal years ended March 31, 1999 and 1998 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during fiscal years 1999 and 1998, there were no disageements with Ernst & Young LLP on any matter of accounting priciples or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference to such matter in their report. Further, during fiscal years 1999 and 1998, and through the engagement of PricewaterhouseCoopers LLP, the Company did not consult with PricewaterhouseCoopers LLP on items which (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Item 304 (a) (2) of Regulation S-K).


   A representative of PricewaterhouseCoopers LLP will be in attendance at the fiscal 2000 Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

                        STOCKHOLDERS' PROPOSALS FOR THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

   Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received at the Company's principal offices, 2420 Sand Hill Road, Suite 200, Menlo Park, California 94025, Attention:
Secretary, for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting no later than March 2, 2001. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 2001 Annual Meeting if they comply with certain rules and regulations promulgated by the U.S. Securities and Exchange

Commission and with certain procedures described in the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company.

   Any shareholder proposal submitted with respect to the Company's fiscal year 2001 annual meeting of shareholders, which proposal is submitted outside the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, will be considered untimely if notice thereof is received by the Company after May 16, 2001; provided, however, that in the event that the fiscal year 2001 annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after the date of the anniversary of the fiscal year 2000 annual meeting, notice by the stockholder in order to be timely must be received not later than the later of the close of business ninety (90) days prior to such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made.

                           EXPENSES OF SOLICITATION

   The solicitation of proxies in the form enclosed is made on behalf of the Board of Directors of the Company. All expenses relating to the solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                                 OTHER MATTERS

   The persons named in the enclosed form of proxy have no intention of bringing before the meeting for action any matter other than as specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

                           SECTION 16(a) BENEFICIAL
                        OWNERSHIP REPORTING COMPLIANCE

   The directors, executive officers and ten percent stockholders of the Company are required to file reports of their ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 16(a) of the Securities Exchange Act of 1934. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of such reporting requirements were satisfied during fiscal 2000.

   The Company will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as filed with the Securities and Exchange Commission (including financial statements and financial statement schedules but excluding exhibits). Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Requests in writing for copies of any such materials should be directed to Sola International Inc., 2420 Sand Hill Road, Suite 200, Menlo Park, California 94025, Attention: Investor Relations.

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          Steven M. Neil
                                          Secretary

Menlo Park, California
June 30, 2000

   A copy of the Company's Annual Report for the fiscal year ended March 31, 2000, including financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                                    EXHIBITS

                                                             Page Number or
                                                            Incorporation by
 Exhibit                  Description                         Reference to
 ------- ---------------------------------------------- -----------------------
   A     Letter from Ernst & Young LLP                  Filed as Exhibit 16 to
         To the Securities and Exchange Commission      Form 8-K dated November
         Pursuant to the requirements of Item 304(a)(3) 10, 1999 and
         of Regulation S-K.                             incorporated herein by
                                                        reference.

                             IMPORTANT INFORMATION




                            SOLA INTERNATIONAL INC.

                              2000 ANNUAL MEETING


                 Sola International Inc.'s Annual Meeting of
              Stockholders will be held at the Quadrus
              Conference Center, 2400 Sand Hill Road, Menlo Park, California 94025 on Friday, August 18, 2000, at 10:00 a.m. (local time).

                                     PROXY

                            SOLA INTERNATIONAL INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF SOLA INTERNATIONAL INC. FOR THE ANNUAL MEETING OF
                  STOCKHOLDERS TO BE HELD ON AUGUST 18, 2000

     The undersigned hereby appoints Jeremy C. Bishop, James H. Cox and Steven
M. Neil, and each of them, as attorneys and proxies with full power of substitution, to vote for and on behalf of the undersigned all shares of common stock of Sola International Inc. held of record by the undersigned on June 19, 2000, at the Sola International Inc. Annual Meeting of Stockholders to be held on August 18, 2000 and at any adjournment thereof, upon the following matters and upon any other business that may properly come before the meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREOWNER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES.

     Please indicate your vote for the election of directors on the other side. The nominees for director are: (01) Jeremy C. Bishop, (02) Maurice J. Cunniffe,
(03) Douglas D. Danforth, (04) A. William Hamill, (05) Hamish Maxwell, (06) Irving S. Shapiro and (07) Jackson L. Schultz.

  SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
      SIDE                                                               SIDE

[X]  Please mark
     votes as in
     this example.


   The Board of Directors recommends a vote "For All Nominees" on proposal 1.

   1. Election of Directors.
      Nominees: (01) Jeremy C. Bishop,(02) Maurice J. Cunniffe,
      (03) Douglas D. Danforth,  (04) A. William Hamill,  (05) Hamish Maxwell,
      (06) Irving S. Shapiro and (07) Jackson L. Schultz

          FOR    [_]              [_]  WITHHELD
          ALL                          FROM ALL
        NOMINEES                       NOMINEES

   [_]  --------------------------------------
        For all nominees except as noted above

                                    MARK HERE FOR ADDRESS CHANGE AND NOTE  [_]
                                    AT LEFT

                                    Please sign this proxy and return it
                                    promptly whether or not you expect to
                                    attend. Give full title if an attorney,
                                    executor, administrator, trustee, guardian, etc. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of authority.

Signature:______________ Date:________ Signature:______________ Date:________